Exhibit 99.1
Forrester Research, Inc.
Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues:
Research services	$45,445	$40,758	$168,508	$157,726
Advisory services and other	21,671	20,728	82,218	75,626

Total revenues	67,116	61,486	250,726	233,352

Operating expenses:
Cost of services and fulfillment	25,079	22,049	94,105	87,873
Selling and marketing	23,627	18,469	84,663	72,487
General and administrative	9,547	7,993	33,960	28,461
Depreciation	888	1,069	3,628	4,380
Amortization of intangible assets	905	539	3,620	2,290
Reorganization costs	—	2,300	—	5,441

Total operating expenses	60,046	52,419	219,976	200,932

Income from operations	7,070	9,067	30,750	32,420

Other income (loss), net	(29)	115	1,249	2,297
Gains (losses) on investments, net	472	701	2,301	(982)

Income before income taxes	7,513	9,883	34,300	33,735

Income tax provision	3,384	4,100	13,793	14,869

Net Income	$4,129	$5,783	$20,507	$18,866

Diluted income per share	$0.18	$0.26	$0.89	$0.82

Diluted weighted average shares outstanding	23,134	22,678	23,063	22,884

Basic income per share	$0.18	$0.26	$0.91	$0.83

Basic weighted average shares outstanding	22,543	22,372	22,478	22,645

Pro forma data (1):

Income from operations	$7,070	$9,067	$30,750	$32,420
Amortization of intangible assets	905	539	3,620	2,290
Duplicate lease costs	487	—	875	—
Reorganization costs	—	2,300	—	5,441
Acquisitions costs (credits)	256	—	(70)	—
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	507	480	2,094	2,961
Selling and marketing	234	239	943	1,123
General and administrative	447	471	1,837	2,027

Pro forma income from operations	9,906	13,096	40,049	46,262

Other income (loss), net	(29)	115	1,249	2,297

Pro forma income before income taxes	9,877	13,211	41,298	48,559

Pro forma income tax provision	3,951	5,284	16,519	19,424

Pro forma net income	$5,926	$7,927	$24,779	$29,135

Pro forma diluted income per share	$0.26	$0.35	$1.07	$1.27

Diluted weighted average shares outstanding	23,134	22,678	23,063	22,884

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business. Our pro forma presentation excludes amortization of acquisition-related intangible assets, duplicate lease costs, reorganization costs, costs or (credits) associated with acquisition activities, stock-based compensation and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.